Exhibit 10.3

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made as of the 15th day of August, 2022, by and between Minim, Inc. (the “Company”) and Dustin Tacker (the “Employee”). The Company and the Employee both agree as follows:

1.	Severance Eligibility.

a.	If the Company terminates the Employee’s employment with the Company without Cause (as defined below) or the Employee resigns from employment with the Company for Good Reason (as defined below), the Company will present the Employee with a separation agreement prepared by the Company containing a general release of claims and other provisions for the benefit of the Company. If the Employee timely signs and returns the separation agreement, does not revoke it (if applicable), and complies with its terms, the Employee will, at the time provided in Section 7(b), receive the following severance benefits:

i.	The Company will continue to pay the Employee’s base salary in effect at the time of termination for six (6) months, which such payments will be made in installments corresponding to the Company’s regular payroll dates.

ii.	If the Employee is eligible for continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Employee timely and properly elects COBRA coverage in accordance with the Company’s COBRA election procedures, the Company will pay an amount equal to the entire COBRA premiums for the first six (6) months of the Employee’s COBRA period or until such earlier date as the Employee enrolls in alternate health insurance coverage. The Employee agrees promptly to notify the Company if and when the Employee becomes eligible for alternate health insurance coverage during this six (6) month period the Company is paying the Employee’s COBRA premiums. If the Company’s health insurance plan(s) are self-insured at the time the Company makes such COBRA premium payments, the payments will be subject to applicable taxes, deductions, and withholdings.

b.	If during the period starting three (3) months prior to a Change in Control (as defined below) and ending twelve (12) months after a Change in Control, the Company terminates the Employee’s employment with the Company without Cause or the Employee resigns from employment with the Company for Good Reason, the Company will present the Employee with a separation agreement prepared by the Company containing a general release of claims and other provisions for the benefit of the Company. If the Employee timely signs and returns the separation agreement, does not revoke it (if applicable), and complies with its terms, the Employee, will at the time provided in Section 7(b), receive the following severance benefits:

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i.	The Company will make a one-time lump sum payment to the Employee equal to twelve (12) months of the Employee’s base salary in effect at the time of termination.

ii.	If the Employee is eligible for continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Employee timely and properly elects COBRA coverage in accordance with the Company’s COBRA election procedures, the Company will pay an amount equal to the entire COBRA premiums for the first twelve (12) months of the Employee’s COBRA period or until such earlier date as the Employee enrolls in alternate health insurance coverage. The Employee agrees promptly to notify the Company if and when the Employee becomes eligible for alternate health insurance coverage during this twelve (12) month period the Company is paying the Employee’s COBRA premiums. If the Company’s health insurance plan(s) are self-insured at the time the Company makes such COBRA premium payments, the payments will be subject to applicable taxes, deductions, and withholdings.

iii.	If the Employee is eligible for an annual bonus with a “target” amount, the Company will make a one-time lump sum payment to the Employee equal to the prorated (based on the portion of the bonus year the Employee is employed prior to termination) amount of the Employee’s target annual bonus for the year in which the termination occurs.

iv.	All of the Employee’s outstanding unvested Company equity granted prior to the Change in Control, which is subject only to time-based vesting, will be deemed fully vested (any unvested Company equity granted prior to the Change of Control that is subject (in whole or in part) to performance, metrics, and/or other non-time based conditions of vesting will remain subject to the terms and conditions of the applicable plan and grant documents). All vested equity will be subject to the terms and conditions of the applicable plan and grant documents.

c.	If the Company terminates the Employee’s employment without Cause or the Employee resigns from employment for Good Reason, but subsequent to such termination of employment, the Company determines it would have had Cause for the Employee’s termination, then the Employee forfeits any remaining unpaid severance payments, bonus payment, and/or COBRA payments.

d.	The Company’s Board of Directors (the “Board”) shall have the discretion to determine if the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, and the Board’s decisions and determinations shall be conclusive.

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e.	In no event, shall the Employee be entitled to severance payments pursuant to both Sections 1(a) and 1(b) above.

2.	Definitions. Solely for purposes of this Agreement, the following definitions will apply:

a.	Cause. “Cause” shall be defined as follows:

i.	dishonest or disparaging statements or acts of the Employee pertaining to the Company, which such statements or acts are not cured, if curable, within ten (10) days following written notice from the Company;

ii.	commission by the Employee of any acts involving moral turpitude, deceit, relating to the Company, or fraud or commission by the Employee of a felony;

iii.	the Employee’s refusal to perform the Employee’s duties and responsibilities hereunder and such refusal shall have continued for a period of ten (10) days following written notice from the Company, it being understood that the Company’s failure to achieve its business plan or projections shall not itself be considered a refusal to perform duties; provided that, any refusal by the Employee to perform its duties and responsibilities if such refusal is a result of requests that the Employee believes to be unethical or in violation of laws and regulations shall not constitute Cause so long as Employee promptly notifies the Company of such requests;

iv.	material violation by the Employee of any Company policy, which causes, or reasonably could cause, material harm to the Company and which such violation is not cured, if curable, within ten (10) days following written notice from the Company;

v.	gross negligence or willful misconduct of the Employee with respect to the Company or any subsidiary or affiliate thereof; or

vi.	material breach of the Employee of any of the Employee’s obligations hereunder, which such breach is not cured, if curable, within ten (10) days following written notice from the Company.

b.	Good Reason. “Good Reason” shall be defined as follows:

i.	A material diminution in the Employee’s base compensation;

ii.	A material diminution in the Employee’s authority, duties, or responsibilities;

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iii.	Any other action or inaction that constitutes a material breach by the Company of any material written contracts between the Company and the Employee; or

iv.	Any duties requested by the Company to be performed by the Employee that are considered unethical or not in compliance with laws and regulations.

For Good Reason to exist, the Employee must provide written notice to the Company of the existence of any of the foregoing conditions within thirty (30) days of the initial existence of the condition, and the Company shall upon such notice shall have a period of thirty (30) days during which it may remedy the condition (and upon such remedy Good Reason shall be deemed not to have existed); provided, that, any events or actions by the Company that are deemed unethical or in violation of laws and regulations and not curable following the Employee’s written objection to the Company shall still constitute “Good Reason” hereunder.

c.	Change in Control. “Change in Control” shall be defined as follows:

i.	A merger or consolidation in which:

A.	The Company is a constituent party or

B.	A subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

ii.	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company all or substantially all the assets of the Company and its subsidiaries taken as a whole, or

iii.	the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

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3.	Taxes, Deductions, and Withholdings. All payments the Company may make to or on the Employee’s behalf pursuant to this Agreement will be subject to all applicable taxes, deductions, and withholdings.

4.	No Contract for Employment. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Employee, or as a right for the Employee to continue to be employed with the Company for any period of time, or as a limitation on the right of the Company to terminate the Employee’s employment at any time and for any reason.

5.	No Assignment, Transfers, Etc. of Severance Payments; Successors. Severance payments pursuant to this Agreement cannot be anticipated, assigned, attached, garnished, alienated, transferred or made subject to any creditor’s process, whether voluntary, involuntarily or by operation of law, prior to actually being received by the Employee. Any attempt to do so shall be void. Severance payments will be paid from the Company’s general assets; the Company will not segregate assets or funds with respect to the severance payments. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

6.	Entire Agreement. This Agreement contains the entire agreement between the Company and the Employee respect to the Employee’s eligibility for severance benefits. It supersedes all prior or contemporaneous written or oral agreements, statements or undertakings. No amendment or modification of this Agreement shall be valid unless made by in writing by an authorized officer of the Company.

7.	Section 409A.

(a)	The provisions of this Agreement are intended not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this Agreement shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” or “involuntary separation from service” (as the case may be) within the meaning of Section 409A, each payment or installment shall be treated as a separate payment, and if at separation from service the Employee is considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall not commence earlier than six (6) months after the date of such separation from service, and any such amounts that would otherwise be paid to the Employee within the first six months following the separation from service shall be accumulated and paid to the Employee in a lump sum six months and one day following the separation from service (or if the Employee dies during such six-month period, as soon as practical following the date of death). The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A.

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(b)	Effect of Release. To the extent that separation payments or benefits pursuant to this Agreement are conditioned upon execution and delivery by Employee of a release of claims, Employee shall forfeit all rights to such payments and benefits unless such release is signed, delivered and any right to revoke has expired so as to make the release fully effective, within sixty (60) days following the date of Employee’s separation from service. If such release is so signed, delivered and effective, then such payments or benefits shall be made or commence upon the business day next following the date the release is so signed, delivered and effective; provided, however, that if such sixty (60) period would end in the calendar year following the date of Employee’s separation from service, then such payments or benefits shall be made or commence upon the later of the date the release is so signed, delivered and effective and the first business day of such following calendar year.

IN WITNESS WHEREOF, this Severance Agreement is entered into to be effective as of the date first written above.

MINIM, INC.	DUSTIN TACKER

/s/ Sara Bishop	/s/ Dustin Tacker
Name: Sara Bishop
Title: Head of Talent and Culture

Address:
848 Elm Street
Manchester, NH 03101